State Street Bank and Trust Company

1776 Heritage Drive

North Quincy, MA  02171

Re:       EVERGREEN SELECT U.S. GOVERNMENT MONEY MARKET FUND

To:       Elizabeth B. Solomon

This is to advise you that Evergreen Select Money Market Trust (the "Trust") has established a new series of shares to be known as EVERGREEN SELECT U.S. GOVERNMENT MONEY MARKET FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/97 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

Evergreen Select Money Market Trust

By: /s/ Elizabeth A. Boisvert

            Elizabeth A. Boisvert

Title:     Assistant Secretary

Agreed to this 27th day of July, 1999.

State Street Bank and Trust Company

By: /s/ Ronald E. Logue

Title: Vice Chairman